Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
AMONG
CAL DIVE INTERNATIONAL, INC. (“PARENT”),
AND
REMINGTON OIL AND GAS CORPORATION (“COMPANY”)
January 22, 2006

i

		Page
Section 8.7	Applicable Law	71
Section 8.8	No Remedy in Certain Circumstances	71
Section 8.9	Assignment	71
Section 8.10	Waivers	71
Section 8.11	Confidentiality Agreement	72
Section 8.12	Incorporation	72

SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

EXHIBITS

5.9 - Form of Affiliate Letter

TABLE OF DEFINED TERMS

Acquisition Proposal	1
Affiliate	2
Aggregate Merger Consideration	2
Agreement	1
Benefit Plan	2
Cash Consideration	2
CERCLA	2
CERCLIS	2
Certificate of Merger	2
Claim	61
Closing	2
Closing Date	2
Code	1
Company	1
Company Bank Credit Agreement	3
Company Benefit Plan	3
Company Certificate	3
Company Common Stock	3
Company Disclosure Schedule	3
Company Employees	3
Company Financial Statements	3
Company Material Agreement(s)	3
Company Meeting	4
Company Permits	25
Company Preferred Stock	4
Company Proposal	4
Company Representative	4
Company Reserve Report	4
Company Restricted Stock	4
Company SEC Documents	21
Company Severance Programs	29
Company Stock Incentive Plan	4
Company Stock Option	4
Company Subsidiary(ies)	4
Company’s Oil And Gas Interests	7
Confidentiality Agreement	4
Control	2
Controlled By	2
Conversion Number	4
Deemed Outstanding Company Option Shares	13
Deemed Surrendered Shares	14
Defensible Title	4
Derivative Transaction	5
DGCL	1
Disclosure Schedule	5
Dissenting Stock	5
Dissenting Stockholders	5
Effective Time	18
Environmental Law	5
ERISA	5
Exchange Act	5
Exchange Agent	5
Exchange Fund	15
GAAP	5
Governmental Action	6
Governmental Authority	6
Hazardous Material	6
HSR Act	6
Hydrocarbons	6
Indemnified Parties	61
Joint Release	60
Laws	6
Lien	6
Market Price	6
Material Adverse Effect	6
Merger	1
Merger Consideration	13
Merger Sub	1
Merger Sub Common Stock	7
National Stock Exchange	7
New Plans	62
Oil and Gas Interest(s)	7
Oil and Gas Interests of Parent	7
Oil and Gas Interests of the Company	7
Old Plans	62
Other Business Interests of Parent	8
Ownership Interests	8
Parent	1
Parent Bank Credit Agreement	8
Parent Benefit Plan	8
Parent Certificate	8
Parent Common Stock	8
Parent Companies	8
Parent Disclosure Schedule	8
Parent Expenses	8
Parent Financial Statements	8
Parent Material Agreement(s)	8
Parent Permits	41
Parent Representative	9
 v

Parent Reserve Report	9
Parent SEC Documents	37
Parent Subsidiary(ies)	9
Parent’s Oil and Gas Interests	7
Parties	1
PBGC	9
Permitted Encumbrances	9
Person	10
Proxy Statement/Prospectus	10
RCRA	10
Registration Statement	10
Required Company Vote	10
Reserve Data Value	10
Responsible Officers	10
SEC	11
Securities Act	11
SOX	11
Superior Proposal	11
Surviving Corporation	12
Target Companies	11
Tax Returns	27
Tax Withholding Amounts	14
Taxes	11
Third-Party Consent	11
Under Common Control With	2

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (as amended, supplemented or modified from time to time, this “Agreement”) is made and entered into as of January 22, 2006, by and among CAL DIVE INTERNATIONAL, INC., a Minnesota corporation (“Parent”), and REMINGTON OIL AND GAS CORPORATION, a Delaware corporation (the “Company”).
RECITALS
     A. The board of directors of each of Parent and the Company (the “Parties” and each a “Party”) has approved this Agreement and the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions of this Agreement and the General Corporation Law of the State of Delaware (“DGCL”);
     B. The board of directors of each of Parent and the Company has determined that the Merger is fair to, and in the best interests of, its respective shareholders or stockholders;
     C. Promptly after the execution of this Agreement, Parent shall incorporate a Delaware corporation for purposes of the Merger (“Merger Sub”) which shall be a wholly owned subsidiary of Parent, and Merger Sub shall become a Party to this Agreement as soon as practicable after its incorporation.
     D. For federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) Merger Sub be disregarded as an entity separate from Parent, (iii) this Agreement will constitute a plan of reorganization, and (iv) Parent and Company will be parties to such reorganization within the meaning of Section 368(b) of the Code; and
     E. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning set forth below:
     “Acquisition Proposal” means any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the stockholders of the Company) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, reorganization, share exchange, take-over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination directly or indirectly involving the Company or the Company Subsidiaries, (b) the acquisition in any manner, directly or indirectly, of any business or group of assets that generates 10% or more of the Company’s consolidated net revenues, net income or stockholders’ equity, or assets representing 10% or more of the book value of the assets of the Target Companies, taken as a whole, or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions, or (c) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 10% or more of the shares of the Company Common Stock, whether in a single transaction or a series of related transactions.
     “Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled By, or is Under Common Control With such Person. The term “Control” (including the terms “Controlled By” and “Under Common Control With”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.
     “Aggregate Merger Consideration” means the aggregate Merger Consideration for all shares of Company Common Stock.
     “Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, contract or other arrangement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program, policy, practice, agreement, contract, or other arrangement.
     “Cash Consideration” means an amount of cash equal to $27.00 per share of Company Common Stock.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended, and any regulations promulgated thereunder.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
     “Certificate of Merger” means the certificate of merger, prepared and executed in accordance with the applicable provisions of the DGCL, filed with the Secretary of State of Delaware to effect the Merger in Delaware.
     “Closing” means the closing of the Merger and the consummation of the other transactions contemplated by this Agreement.
     “Closing Date” means the date on which the Closing occurs, which date shall, subject to the prior satisfaction or waiver of the conditions to Closing set forth in ARTICLE VI, be the first business day following the day on which the Company Meeting has been held (or such later date as is agreed upon by the Parties).

     “Company Bank Credit Agreement” means the Second Amended and Restated Credit Agreement dated September 9, 2005, between the Company, as borrower, certain financial institutions as lenders and Fortis Capital Corp., as administrative agent (as amended and supplemented).
     “Company Benefit Plan” means a Benefit Plan (a) providing benefits to any current or former employee, officer or director of the Company or any of its Affiliates, or (b) any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Affiliates or to which the Company or any of its Affiliates is party, contributes, or is obligated to contribute, or (c) with respect to which the Company or any of its Affiliates has any liability, contingent or otherwise.
     “Company Certificate” means a certificate representing a share or shares of Company Common Stock or other appropriate evidence of a share or shares of Company Common Stock issued in book-entry form.
     “Company Common Stock” means the common stock, par value $0.01 per share, of the Company; for the avoidance of doubt, the term “Company Common Stock” shall include Company Restricted Stock.
     “Company Disclosure Schedule” means the Company Disclosure Schedule delivered in connection with this Agreement.
     “Company Employees” means the individuals who are employed as employees by the Company or any of its Affiliates immediately prior to the Effective Time who remain employed as employees of Parent or any of its Affiliates after the Effective Time.
     “Company Financial Statements” means the audited and unaudited consolidated financial statements of the Company and its subsidiaries (including the related notes) included (or incorporated by reference) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005, in each case as filed with the SEC.
     “Company Material Agreement(s)” means (a) the Company Bank Credit Agreement and any indenture, note, guaranty or other agreement relating to indebtedness of any of the Target Companies; (b) any hedging agreements to which any of the Target Companies is a party or by which any of its assets are bound, in an aggregate amount in excess of $5 million; (c) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of any of the Target Companies; (d) any voting agreement relating to any security of any Target Company to which any Target Company is a party; (e) any agreement, contract, commitment or understanding, written or oral, which materially restrains, limits or impedes any of the Target Companies, or will materially restrain, limit or impede the Surviving Corporation’s ability to compete with or conduct any business or any line of business, including geographic limitations on any Target Company’s or the Surviving Corporation’s activities; (f) any agreement, contract, commitment or understanding, written or oral, that entitles the purchaser(s) of production to receive the delivery of Hydrocarbons without paying for same from or after the time of delivery; and/or (g) any other material written or oral agreement, contract, commitment or understanding to which any of the Target Companies is a party, by which any of the Target Companies is directly or indirectly bound, or to which any asset of any of the Target Companies may be subject, outside the ordinary course of business of any of the Target Companies, in each case as amended and supplemented.
     “Company Meeting” means the meeting of the stockholders of the Company called for the purpose of voting on the Company Proposal or any adjournment thereof.
     “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.
     “Company Proposal” means the proposal to approve this Agreement and the Merger, which proposal is to be presented to the stockholders of the Company in the Proxy Statement/Prospectus.
     “Company Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of any of the Target Companies.
     “Company Reserve Report” means the reserve report as of December 31, 2004, prepared by the Company, as audited by Netherland, Sewell & Associates, Inc., and provided to Parent.
     “Company Restricted Stock” means the shares of restricted stock issued pursuant to the Company Stock Incentive Plan, which shares will become fully vested in connection with the Merger and represent a like number of shares of Company Common Stock.
     “Company Stock Incentive Plan” means the Remington Oil and Gas Corporation 2004 Stock Incentive Plan.
     “Company Stock Option” means an option (issued and outstanding immediately prior to the Effective Time) to acquire shares of Company Common Stock granted pursuant to the Company Benefit Plans.
     “Company Subsidiary(ies)” means those entities in which the Company owns, beneficially or of record, a majority of the outstanding voting stock, as identified on the Company Disclosure Schedule.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated November 30, 2005, between the Company and Parent relating to the Company’s furnishing of information to Parent and Parent’s furnishing of information to the Company in connection with Parent’s and the Company’s evaluation of the possibility of the Merger.
     “Conversion Number” means 0.436, subject to adjustment in accordance with Section 2.6(i).
     “Defensible Title” means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.
     “Derivative Transaction” means a transaction involving a contract or other arrangement where the value of the contract or arrangement is based on the performance of an underlying asset, index or other investment.
     “Disclosure Schedule” means, as applicable, the Company Disclosure Schedule or the Parent Disclosure Schedule.
     “Dissenting Stock” means any shares of Company Common Stock held by a Dissenting Stockholder as of the Effective Time who has not voted such Company Common Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been perfected under Section 262(d) of the DGCL and not withdrawn as of the Effective Time.
     “Dissenting Stockholders” means any holders of shares of Company Common Stock who perfect a demand for appraisal rights pursuant to Section 262(d) of the DGCL in connection with the Merger or the transactions contemplated by this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Environmental Law” means any Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas; provided, however, that the term Environmental Law shall not include any Laws relating to plugging and abandonment obligations and liabilities. The term “Environmental Law” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., RCRA, the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, and any state, county, or local regulations similar thereto.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” means Wells Fargo Bank Minnesota, N.A., the transfer agent for shares of Parent Common Stock.
     “GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

     “Governmental Action” means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit, franchise or other requirement of, to or with any Governmental Authority.
     “Governmental Authority” means any national, state, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Target Companies or the Parent Companies or any of their respective properties or assets.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by RCRA; (c) any chemical, material, waste or substance regulated by any Governmental Authority under Environmental Law; (d) any radioactive material, excluding any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq.; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.
     “Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.
     “Laws” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization.
     “Lien” means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, right of first refusal, right of first offer, preferential purchase right, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.
     “Market Price” means the average (rounded to the second decimal place) of the per share closing sales prices of the Parent Common Stock on a National Stock Exchange (as reported by The Wall Street Journal, or if not so reported, by another authoritative source) over the 20 trading days ending on the third trading day preceding the Closing Date.
     “Material Adverse Effect” means: (a) when used with respect to the Company, a result or consequence that would (i) materially adversely affect the financial condition, results of operations, business, properties or prospects of the Target Companies (taken as a whole), except for results or consequences attributable to the effects of, or changes in, general economic or capital markets conditions, regulatory or political conditions, other effects and changes that generally affect the energy industry (provided that the effects on the Target Companies of such conditions, effects or events is not disproportionately more adverse than on other participants in the domestic oil and gas industry generally), such as commodity prices, or effects and changes attributable to the announcement or pendency or performance by the Target Companies of this

Agreement or (ii) materially impair the ability of the Target Companies (taken as a whole) to own, hold, develop and operate their assets; and (b) when used with respect to Parent, a result or consequence that would (i) materially adversely affect the financial condition, results of operations, business, properties or prospects of the Parent Companies (taken as a whole), except for results or consequences attributable to the effects of, or changes in, general economic or capital markets conditions, regulatory or political conditions, other effects and changes that generally affect the energy industry (provided that the effects on the Parent Companies of such conditions, effects or events is not disproportionately more adverse than on other participants in the domestic oil and gas industry generally or any other industry in which Parent is involved), such as commodity prices, or effects and changes attributable to the announcement, pendency or performance by the Parent Companies of this Agreement or (ii) materially impair the ability of the Parent Companies (taken as a whole) to own, hold, develop and operate their assets; provided, however, that a Material Adverse Effect shall not include (for purposes of clauses (a) and (b) above) (i) the determination that any wells drilled in the ordinary course of business are or are deemed to be non-commercial, (ii) the determination that any wells perform or are performing below forecast, (iii) any deferral of production resumption or contracting activities in the ordinary course of business or due to weather related events, (iv) production from existing wells being below production reflected in reserve estimates, (v) labor shortages in the specialized areas necessary to the respective industry or (vi) any adverse effect or losses resulting from the hedging transactions contemplated in Section 5.2(k).
     “Merger Sub Common Stock” means the common stock, par value $0.01 per share, of in Merger Sub.
     “National Stock Exchange” means the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.
     “Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the “Oil and Gas Interests of the Company” or “Company’s Oil and Gas Interests” mean the collective Oil and Gas Interests of the Target Companies. References in this Agreement to the “Oil and Gas Interests of Parent” or “Parent’s Oil and Gas Interests” mean the collective Oil and Gas Interests of the Parent Companies.

     “Other Business Interests of Parent” shall mean any business interests or operations of the Parent Companies other than Oil and Gas Interests of Parent.
     “Ownership Interests” means, as applicable: (a) the ownership interests of the Company in its proved properties, as set forth in the Company Reserve Report and (b) the ownership interests of Parent in its proved properties, as set forth in the Parent Reserve Report.
     “Parent Bank Credit Agreement” means the Credit Agreement, dated as of August 16, 2004, among Parent and the other Borrowers identified therein, and Bank of America, N.A., et. al., as Lenders, as amended.
     “Parent Benefit Plan” means a Benefit Plan (a) providing benefits to any current or former employee, officer or director of Parent or any of its Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any of its Affiliates or (b) to which Parent or any of its Affiliates is party, contributes, or is obligated to contribute.
     “Parent Certificate” means a certificate representing shares of Parent Common Stock.
     “Parent Common Stock” means the common stock, no par value per share, of Parent.
     “Parent Companies” means Parent and each of the Parent Subsidiaries.
     “Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered in connection with this Agreement.
     “Parent Expenses” means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all HSR Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants, and other consultants to Parent.
     “Parent Financial Statements” means the audited and unaudited consolidated financial statements of Parent and its subsidiaries (including the related notes) included (or incorporated by reference) in Parent’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005, in each case as filed with the SEC.
     “Parent Material Agreement(s)” means (a) the Parent Bank Credit Agreement and any indenture, note, guaranty or other agreement relating to indebtedness of any of the Parent Companies; (b) any hedging agreements to which any of the Parent Companies is a party or by which any of its assets are bound, in an aggregate amount in excess of $5 million; (c) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of any of the Parent Companies; (d) any voting agreement relating to any security of any Parent Company to which any Parent Company is a party; (e) any agreement, contract, commitment or understanding, written or oral, which materially restrains, limits or impedes any of the Parent Companies, or will materially restrain, limit or impede the Surviving Corporation’s ability to compete with or conduct any business or any line of business, including geographic limitations on any Parent Company’s activities; (f) any agreement, contract, commitment or understanding, written or oral, that entitles the purchaser(s) of production to receive the delivery of Hydrocarbons without paying for same from or after the time of delivery; and/or (g) any other material written or oral agreement, contract, commitment or understanding to which any of the Parent Companies is a party, by which any of the Parent Companies is directly or indirectly bound, or to which any asset of any of the Parent Companies may be subject, outside the ordinary course of business of any of the Parent Companies, in each case as amended and supplemented.
     “Parent Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of Parent or its subsidiaries.
     “Parent Reserve Report” means the reserve report as of December 31, 2004 prepared by Parent as audited by Huddleston & Co., Inc. and provided to the Company.
     “Parent Subsidiary(ies)” means those entities in which Parent owns, beneficially or of record, a majority of the outstanding voting stock (or other voting equity securities), as identified on the Parent Disclosure Schedule.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permitted Encumbrances” means: (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the time the determination is then being made be due and delinquent or (if foreclosure, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and for which the Target Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable Disclosure Schedule; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, and for which the Target Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP; (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than ERISA) which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Target Companies or the Parent Companies, as applicable; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Target Companies or the Parent Companies, as applicable; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not, in any case (i) materially impairing the value of the assets of any of the Target Companies or any of the Parent Companies,

as applicable, (ii) interfering with the ordinary conduct of the business of any of the Target Companies or any of the Parent Companies, as applicable, or rights to any of their assets or (iii) increasing the working interest or decreasing the net revenue interest of the Target Companies or the Parent Companies, as applicable, reflected in their respective Ownership Interests; (f) Liens created or arising by operation of law to secure a party’s obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farm-out, carried working interest, joint operating, unitization, royalty, overriding royalty, sales, area of mutual interest and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 5.1(a), Section 5.1(b), Section 5.2(a) or Section 5.2(b), as applicable, provided the effect thereof of any of such in existence on the working and net revenue interests of the Target Companies or the Parent Companies, as applicable, has been properly reflected in its respective Ownership Interests; (i) Liens arising under or created pursuant to the Parent Bank Credit Agreement or the Company Bank Credit Agreement, as applicable; (j) Liens described on Section 1.1 of the applicable Disclosure Schedule; and (k) defects in title assumed or waived in the ordinary course of business (including unrecorded contractual Ownership Interests) which do not (i) increase the working interest or decrease the net revenue interest of the Target Companies or the Parent Companies, as applicable, that are reflected in their respective Ownership Interests, (ii) materially impair the value of any of the assets of the Target Companies or the Parent Companies, as applicable, or (iii) interfere with the ordinary conduct of the business of any of the Target Companies or any of the Parent Companies, as applicable, or rights to any of their assets.
     “Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.
     “Proxy Statement/Prospectus” means a proxy statement in definitive form relating to the Company Meeting, which proxy statement will be included in the prospectus contained in the Registration Statement.
     “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq., as amended, and any regulations promulgated thereunder.
     “Registration Statement” means the Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger.
     “Required Company Vote” means approval of the Company Proposal by the affirmative vote of the holders of the Company’s capital stock specified in Section 3.30.
     “Reserve Data Value” means the 10 percent present value of the proved reserves contained in Parent’s Oil and Gas Interests, as shown on the Parent Reserve Report, or the Company’s Oil and Gas Interests, as shown on the Company Reserve Report, as applicable.
     “Responsible Officers” means (a) for the Company, James A. Watt, Robert P. Murphy and Frank T. Smith, Jr., and (b) for Parent, Owen Kratz, Martin R. Ferron and A. Wade Pursell.

     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
     “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party for at least a majority of the voting power of the Company’s then outstanding equity securities or all or substantially all of the assets of the Target Companies, taken as a whole, if the Board of Directors of the Company determines in good faith (based on, among other things, the advice of its independent financial advisors and after consultation with outside counsel, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal) that such Acquisition Proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Company Common Stock than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 7.3(a) by the Company), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner and (c) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed.
     “Target Companies” means the Company and each of the Company Subsidiaries.
     “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes and other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, including penalties for the failure to file any Tax Return or report.
     “Third-Party Consent” means the consent or approval of any Person other than the Target Companies, any of the Parent Companies or any Governmental Authority.
     Section 1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this Subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing Party shall mean that Responsible Officers of such Party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub (which shall be incorporated under the laws of the State of Delaware prior to the Effective Time, and joined as a Party to this Agreement) in accordance with the provisions of this Agreement and the Certificate of Merger. Such merger is referred to herein as the “Merger.”
     Section 2.2 Effect of the Merger. Upon the effectiveness of the Merger, the separate existence of the Company shall cease and Merger Sub, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its existence under the laws of the State of Delaware. The Merger shall have the effects specified in this Agreement and the DGCL.
     Section 2.3 Governing Instruments, Directors and Officers of the Surviving Corporation.
                  (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable law.
                  (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.
                  (c) The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.
     Section 2.4 Effect on Securities.
                  (a) Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and continue as one share of capital stock of the Surviving Corporation, and each certificate, evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

                  (b) Parent Capital Stock. At the Effective Time, each share of Parent capital stock then issued and outstanding shall remain issued, outstanding and unchanged.
                  (c) Company Securities.
            (i) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.6(e)), each share of Company Common Stock (other than Dissenting Stock) that is issued and outstanding immediately prior to the Effective Time (including, without limitation, shares of Company Common Stock that are issued prior to the Effective Time in connection with Company Stock Options or under the Company Stock Incentive Plan as contemplated in subsections (iii) and (iv) below) shall be converted into the right to receive the following consideration (the “Merger Consideration”):
     Each share of Company Common Stock shall be converted into the right to receive the combination of (x) $27.00 and (y) 0.436 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock, subject to adjustment in accordance with Section 2.6(i).
Each share of Company Common Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (along with any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.6(e) and any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in Section 2.6(c)), without interest, upon the surrender of such certificate in accordance with Section 2.6(b).
            (ii) Company Treasury Stock. At the Effective Time, by virtue of the Merger, all shares of Company Common Stock that are issued and held as treasury stock shall be cancelled and retired and shall cease to exist, and no Merger Consideration shall be paid or payable in exchange therefor.
            (iii) Company Stock Options. The Parties acknowledge that each Company Stock Option shall be or become fully vested prior to the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Stock Option shall be cancelled and converted into the right to receive, for each Deemed Outstanding Company Option Share, the Cash Consideration and the Stock Consideration. For purposes hereof, the “Deemed Outstanding Company Option Shares” attributable to each Company Stock Option shall be equal to the net number of shares of Company Common Stock (rounded to the nearest one thousandth of a share) that would be issued upon a cashless exercise of such Company Stock Option immediately before the Effective Time, computed by assuming that the exercise price of such Company Stock Option and all amounts required to be withheld and paid by the Company in respect of federal taxes and other payroll withholding obligations as a result of such exercise, using an assumed tax rate of 35%

(“Tax Withholding Amounts”), were satisfied by deducting from the shares issued to the holder, the number of shares of Company Common Stock (“Deemed Surrendered Shares”) with a fair value equal to such exercise price and Tax Withholding Amounts. For purposes hereof, the fair value of each Deemed Surrendered Share shall be equal to the amount of the Cash Consideration plus (A) the Conversion Number multiplied by (B) the Market Price.
            (iv) Company Restricted Stock. The Parties acknowledge that 854,420 shares of Company Restricted Stock have been issued (and have not yet vested) pursuant to stock grants to the Company’s directors and employees under the Company Stock Incentive Plan and that such Company Restricted Stock shall be or become fully vested at or prior to the Effective Time.
            (v) Other Interests. Except as provided in this Section 2.4(c) or as otherwise agreed to by the Parties, the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Target Companies shall become null and void.
            (vi) Dissenting Stock. Dissenting Stock shall not be converted into or represent the right to receive any Merger Consideration unless the Dissenting Stockholder holding particular shares of Dissenting Stock has failed to perfect his, her or its right to appraisal under the DGCL in respect of such shares or has properly withdrawn his, her or its demand for appraisal in respect of such shares. If such Dissenting Stockholder has so failed to perfect or has withdrawn his, her or its rights to appraisal in respect of such             shares, then such shares of Dissenting Stock shall cease to be Dissenting Stock and shall entitle such Dissenting Stockholder to receive the Merger Consideration as provided in Section 2.4(c)(i) in respect of such shares, and promptly following the occurrence of such event and upon the surrender of the Company Certificate(s) representing such shares of Dissenting Stock, the Exchange Agent and the Surviving Corporation (as applicable) shall deliver to the holder of such surrendered Company Certificate(s) the Merger Consideration in respect of such shares. The Company shall comply with those provisions of Section 262 of the DGCL which are required to be performed by the Company prior to the Effective Time to the reasonable satisfaction of Parent. The Company shall give Parent (i) prompt notice of any written demands for appraisal under the DGCL actually received by the Company and (ii) an opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to demands for appraisal under the DGCL or offer to settle or settle any such demands. Parent and Merger Sub agree that payments to any holder of Dissenting Stock as a result of such holder’s exercise of appraisal rights pursuant to Section 262 of the DGCL shall be made from the assets of the Surviving Corporation and not from the assets of Parent or assets provided by Parent.
            (vii) Fixed Consideration. Notwithstanding any provision of this Agreement to the contrary, the Parties agree that 0.436 shares of Parent Common Stock represent greater than 40% of the total value of the Merger Consideration, per share of Company Common Stock determined as of the date of this Agreement, based on the closing sales price of Parent Common Stock on a National Stock Exchange (as reported by the Wall Street Journal, or if not so reported, by another authoritative source) for the last trading day preceding the date of this Agreement.
Section 2.5 [RESERVED].
Section 2.6 Exchange of Certificates.
                      (a) Exchange Fund. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, (a) certificates representing shares of Parent Common Stock or instructions authorizing uncertificated shares of Parent Common Stock and (b) cash or immediately available funds, to be issued and paid pursuant to Section 2.4(c)(i) in respect of shares of Company Common Stock converted pursuant to Section 2.4(c)(i) in exchange for outstanding shares of Company Common Stock upon due surrender of Certificates pursuant to this ARTICLE II. Such shares of Parent Common Stock, together with any dividends or distributions with respect thereto (as provided in Section 2.6(c)) and such funds, are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock and the cash portion of the Aggregate Merger Consideration to be issued or paid pursuant to Section 2.4(c)(i) out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of Persons entitled thereto.
                      (b) Exchange Procedures.
                  (i) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock, which was converted into the right to receive Stock Consideration and Cash Consideration pursuant to Section 2.4(c)(i), a letter of transmittal to be used to effect the exchange of such Company Certificate for a Parent Certificate (and cash in lieu of fractional shares) and the Cash Consideration, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Company Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such Company Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify.
                  (ii) Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an “affiliate” of the Company for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section 5.9, if not theretofore delivered to Parent): (A) the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock and Cash Consideration that such holder has the right to receive pursuant to Section 2.4(c)(i), any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.6(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.6(c) (after giving effect to any required withholding of taxes); and (B) the Company Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Cash Consideration, cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Company Certificates.
                 (iii) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a Parent Certificate representing the appropriate number of shares of Parent Common Stock and the appropriate Cash Consideration (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive under this Agreement) may be issued or paid to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer taxes have been paid.
                  (iv) Until surrendered as contemplated by this Section 2.6(b), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate representing shares of Parent Common Stock and Cash Consideration as provided in Section 2.4(c)(i) (along with any cash in lieu of fractional shares and any unpaid dividends and distributions).
               (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate. Subject to the effect of applicable laws: (i) at the time of the surrender of a Company Certificate for exchange in accordance with the provisions of this Section 2.6, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).
               (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued, and the Cash Consideration paid, upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.6(c) or Section 2.6(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time the stock transfer books of the Company shall be closed and from and after the Effective Time, there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Company Certificate is presented to the Surviving Corporation for any reason, it shall be cancelled and exchanged as provided in this Section 2.6.
               (e) Treatment of Fractional Shares. No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 2.6(e), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled (after taking into account all Company Certificates delivered by or on behalf of such holder), such holder, upon surrender of a Company Certificate as described in this Section 2.6, shall be paid an amount in cash (without interest) determined by multiplying (i) the Market Price by (ii) the fraction of a share of Parent Common Stock to which such holder would in addition otherwise be entitled, in which case Parent shall make available to the Exchange Agent, to any other cash being provided to the Exchange Agent pursuant to Section 2.6(a), the amount of cash necessary to make such payments. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Consideration was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.
               (f) Termination of Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.6 that remains unclaimed by the former stockholders of the Company as of the date that is twelve months following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of the Company, other than those exercising appraisal rights pursuant to Section 262 of the DGCL and as provided in Section 2.4(c)(vi), who have not theretofore complied with the provisions of this Section 2.6 shall look only to Parent for payment of their claim for Parent Common Stock, the Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock (all without interest).
               (g) No Liability. None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of Company Common Stock for a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

               (h) Lost, Stolen, or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claims that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the shares of Parent Common Stock and the Cash Consideration (along with any cash in lieu of fractional shares pursuant to Section 2.6(e) and any unpaid dividends and distributions pursuant to Section 2.6(c)) deliverable with respect thereto pursuant to this Agreement.
               (i) Certain Adjustments. If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the outstanding Parent Common Stock shall be changed into a different number or type of securities by reason of any stock split, combination, merger, consolidation, reorganization or other similar transaction, or any distribution of shares of Parent Common Stock shall be declared with a record date within such period, the Conversion Number (and the number of shares of Parent Common Stock to be received by holders of Company Common Stock) shall be appropriately adjusted to provide the holders of Company Common Stock with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.
     Section 2.7 Closing. The Closing shall take place on the Closing Date at such time and place as is agreed upon by Parent and the Company.
     Section 2.8 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Delaware, or at such time thereafter as is provided in the Certificate of Merger. As soon as practicable after the Closing, the Certificate of Merger shall be filed, and the Effective Time shall occur, on the Closing Date; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as they provide for an Effective Time that occurs on the Closing Date immediately after the Closing.
     Section 2.9 Taking of Necessary Action; Further Action. Subject to ARTICLE V and ARTICLE VI hereof, each of the Parties shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, real estate and other property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.
     Section 2.10 Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company Disclosure Schedule (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein, but does not qualify other representations, warranties or covenants, except to the extent a matter in such section is described in a way as to make its relevance to such other representation, warranty or covenant reasonably obvious from the face of the Company Disclosure Schedule) or, in the case of Section 3.13 through Section 3.29 and Section 3.32 through Section 3.35, except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:
     Section 3.1 Organization. Each of the Target Companies: (a) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation; (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation or limited partnership, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing could not, individually or in the aggregate, have a Material Adverse Effect on the Company). Accurate and complete copies of the certificate or articles of incorporation, bylaws, minute books and/or other organizational documents, in each case as amended to the date of this Agreement, of each of the Target Companies have heretofore been delivered to Parent. Neither the Company nor any Company Subsidiary is in violation of its certificate of incorporation, bylaws or similar governing documents. The Company has no corporate or other subsidiaries other than the Company Subsidiaries.
     Section 3.2 Other Equity Interests. None of the Target Companies owns any equity interest in any Person other than the Company Subsidiaries or as set forth on the Company Disclosure Schedule (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business, and that do not entail any material liabilities).
     Section 3.3 Authority and Enforceability. The Company has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (with respect to consummation of the Merger, subject to the valid approval of the Company Proposal by the stockholders of the Company and assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     Section 3.4 No Violations. Except as set forth on the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby, and compliance by the Company with the provisions hereof, will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Target Companies under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any provision of (a) the certificate or articles of incorporation, bylaws or any other organizational documents of any of the Target Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement, instrument or obligation applicable to any of the Target Companies or by which any of them or any of their respective assets or properties may be bound, or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.5 are duly and timely obtained or made, any Law applicable to any of the Target Companies or any of their respective properties or assets, other than (y) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under the Company Bank Credit Agreement, and (z) in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.
     Section 3.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any of the Target Companies in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit that is customarily made or obtained in connection with the transfer of interests in or change of control of ownership by oil and gas properties and the failure of which to obtain or make has not had, and would not, individually or in the aggregate, be reasonably likely to have or result in, a Material Adverse Effect on the Company; (b) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to applicable provisions of the DGCL; (c) the filing of a pre-merger notification report by the Company as may be required under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or Environmental Laws; and (f) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to any of the Target Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (x) any such Third-Party Consent the failure of which to obtain has not had, and would not, individually or in the aggregate, be reasonably likely to have or result in, a Material Adverse Effect on the Company, (y) the valid approval of the Company Proposal by the stockholders of the Company, and (z) any consent, approval or waiver required by the terms of the Company Bank Credit Agreement.
     Section 3.6 SEC Documents. The Company has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2003 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 3.7 Financial Statements. The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of the Company and its subsidiaries as of their respective dates and the consolidated results of operations, the consolidated cash flows and consolidated changes in stockholders’ equity of the Company and its subsidiaries for the periods presented therein; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company.
     Section 3.8 Capital Structure.

                  (a) The authorized capital stock of the Company consists of 100,000,000 shares of the Company Common Stock and 25,000,000 shares of Company Preferred Stock.
                  (b) As of the date hereof, there are (i) 30,360,716 issued and outstanding shares of Company Common Stock (including 854,420 shares of Company Restricted Stock), (ii) no shares of Company Preferred Stock issued or outstanding, and (iii) Company Stock Options, described in Section 3.8 of the Company Disclosure Schedule, relating to 692,353 shares of Company Common Stock that have been, or prior to the Effective Time will be, issued. As of the date hereof, no shares of Company Common Stock were held by the Company as treasury stock. In addition, 1,104,500 shares of Company Common Stock are reserved for issuance in respect of the Company’s stock option and stock incentive plans.
                  (c) Except as set forth in Section 3.8(b), there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company, (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of the Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement, and (iv) no shares of Company Common Stock or Company Preferred Stock reserved for issuance.
                  (d) All outstanding shares of Company capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.
                  (e) All outstanding shares of capital stock and other voting securities of each of the Company Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Target Companies, free and clear of all Liens, claims and options of any nature (except for Permitted Encumbrances). There are outstanding (y) no securities of any Company Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Company Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Company Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Company Subsidiary) or obligating any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
                  (f) There is no stockholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Target Companies.

     Section 3.9 No Undisclosed Liabilities. There are no liabilities of any of the Target Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate have had, or are reasonably likely to have, or result in, a Material Adverse Effect on the Company, other than (a) liabilities adequately provided for in the Company Financial Statements, provided that such liabilities are reasonably apparent on the face of the Company Financial Statements, and (b) liabilities under this Agreement.
     Section 3.10 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement, since September 30, 2005, none of the Target Companies has done any of the following:
                  (a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;
                  (b) Paid, declared or set aside any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);
                  (c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;
                  (d) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;
                  (e) Amended its certificate or articles of incorporation, bylaws or other organizational documents;
                  (f) Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Company Material Agreement;
                  (g) Sold, leased, transferred, assigned or otherwise disposed of (i) any Oil and Gas Interests of the Company that, individually or in the aggregate, had a value of $50 million or more or (ii) any other assets that, individually or in the aggregate, constituted a material portion of the Company’s assets or operations, at the time of such lease, transfer, assignment or disposition (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 3.10(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business consistent with past practices;
                  (h) Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, of less than $5 million in the aggregate, made in the ordinary course of business and consistent with past practices);
                  (i) Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Target Companies;
                  (j) Made any material change in any of the accounting principles followed by it or the method of applying such principles;
                  (k) Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;
                  (l) Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officer, director or employee of any of the Target Companies (except in the ordinary course of business, and except for 2005 annual bonuses and a 2006 stay-on bonus in the aggregate amount of approximately $3.7 million contemplated in the Company’s budget for 2005 and 2006);
                  (m) Amended any Company Benefit Plan to restrict the right of any of the Target Companies to amend or terminate such Company Benefit Plan.
                  (n) Issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $20 million in the aggregate (other than working capital borrowings pursuant to the Company Bank Credit Agreement);
                  (o) Delayed or postponed the payment of accounts payable or other liabilities (except in the ordinary course of business);
                  (p) Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest (except in accordance with the Company’s stock option and stock incentive plans);
                  (q) Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business and not involving more than $1 million in the aggregate);
                  (r) Made or pledged to make any charitable or other capital contribution outside the ordinary course of business;
                  (s) Made or committed to make capital expenditures in excess of $10 million in the aggregate in excess of the amount contemplated in the Company’s budget for 2006;

                  (t) Made any change in any material Tax election or settled or compromised any material income tax liability; or
                  (u) Suffered any Material Adverse Effect.
     Section 3.11 Contracts.
                  (a) As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as described in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference, if so required, in the Company SEC Documents, or (ii) which materially restricts the conduct of any line of business by the Company. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 3.11(a), whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, is referred to herein as a “Company Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract).
                  (b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and (iii) neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of the Company Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 3.12 Compliance with Laws, Material Agreements and Permits. None of the Target Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Company Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Target Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets (“Company Permits”), except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material

Adverse Effect on the Company. None of the Company Permits will be adversely affected by the execution and delivery by the Company of, or the consummation of the transactions contemplated under, this Agreement or requires any filing or consent in connection therewith. Each of the Target Companies is in compliance with the terms of its Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority with respect to any of the Target Companies is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no other party to any Company Material Agreement is in material breach of the terms, provisions or conditions of such Company Material Agreement.
     Section 3.13 Governmental Regulation. No Target Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.
     Section 3.14 Litigation. Except as otherwise set forth in the Company Disclosure Schedule, (a) no litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of the Company, threatened against any of the Target Companies or their respective assets or any of the officers or directors of any of the Target Companies (in their respective capacity as such) that has had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; and (b) no Target Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting any of the Target Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the Company in connection with the transactions contemplated hereby.
     Section 3.15 No Restrictions. None of the Target Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Company Bank Credit Agreement; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Company Financial Statements under the caption “Long-Term Liabilities”, (ii) under the Company Bank Credit Agreement, or (iii) incurred in the ordinary course of business and consistent with past practices, other than indebtedness that, individually or in the aggregate, does not exceed $15 million; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Company Bank Credit Agreement and advances in the ordinary course of business and consistent with past practices); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Company Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business and consistent with past practices, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.
     Section 3.16 Taxes. Except as set forth in the Company Disclosure Schedule:

                  (a) Each of the Target Companies and any affiliated, combined or unitary group of which any such entity is or was a member has (i) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Tax Returns”) required to be filed by it with respect to any Taxes (and all such Tax Returns are true, complete and accurate in all respects), (ii) timely paid all Taxes that are due and payable or established adequate reserves for such Taxes, (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over, except where the failure to file, pay, comply with or withhold would not have a Material Adverse Effect on the Company.
                  (b) The amount of liability for unpaid Taxes of the Target Companies does not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the Company Financial Statements.
                  (c) None of the Target Companies have been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date), or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) in conjunction with the Merger.
     Section 3.17 Employee Benefit Plans; Labor Matters.
                  (a) With respect to each material Company Benefit Plan, the Company has made available (or, if it has not made available, will promptly after the date hereof make available) to Parent a correct and complete copy of each writing constituting such Company Benefit Plan. The Internal Revenue Service has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could result in the revocation of such favorable determination letter.
                  (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (A) each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable law and administrative rules and regulations of any Governmental Authority, including, but not limited to, ERISA and the Code, and (B) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations or examinations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that could give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Affiliates to the PBGC, the U.S. Department of the Treasury, the U.S. Department of

Labor, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party.
                  (c) There do not now exist, and to the knowledge of the Company, there are no existing circumstances that could reasonably be expected to result in, any liabilities under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than for payments of premium contributions in the ordinary course to the PBGC) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Affiliates has reserved the right to amend, terminate or modify at any time all Company Benefit Plans providing for retiree health or life insurance coverage.
                  (d) As of the date of this Agreement, neither the Company nor any of its Affiliates is a party to any material collective bargaining or other labor union contract applicable to individuals employed by the Company or any of its Affiliates, and no such collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (A) there is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Affiliates pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates, (B) no unfair labor practice or labor charge or complaint is pending, or to the knowledge of the Company, threatened with respect to the Company or any of its Affiliates, and (C) the Company and its Affiliates are in compliance with all applicable laws relating to employment, employment practices, wages, hours, terms and conditions or employment, employment discrimination, disability rights, workers’ compensation, employee leaves, occupational safety and health and the collection and payment of employment taxes.
                  (e) Neither the Company nor any Affiliate of the Company has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992. Neither the Company nor any entity that was ever an Affiliate of the Company was, on July 20, 1992, required to be treated as a single employer under Section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.
                  (f) Neither the Company nor any Affiliate of the Company has any liability, contingent or otherwise, with respect to a multiemployer plan (as defined in Section 3(37) of ERISA).
                  (g) No Company Benefit Plan provides medical, surgical, hospitalization, pharmaceutical, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company or any Affiliate of the Company, for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Section 4980 of the Code or similar State law, and no commitments have been made to provide such coverage.
                  (h) All accrued obligations of the Company and its Affiliates, whether arising by operation of law, contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Company Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Company Financial Statements.
          (i) Section 3.17(i) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Affiliates, or could limit the right of the Company or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or any material employment agreement or related trust. Except as set forth on Section 3.17(i) of the Company Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
     Section 3.18 Employment Contracts and Benefits. Except as otherwise provided for in any Company Benefit Plan and except for the employee and executive severance programs and agreements described in Section 3.18 of the Company Disclosure Schedule (the “Company Severance Programs”): (a) none of the Target Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Target Companies or any other Person; and (b) no employee of any of the Target Companies or any other Person owns, or has any right granted by any of the Target Companies to acquire, any interest in any of the assets or business of any of the Target Companies.
     Section 3.19 [RESERVED].
     Section 3.20 Insurance. Each of the Target Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs described in the Company Disclosure Schedule) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Target Companies and of a similar size and owning properties in the same general area in which the Target Companies conduct their businesses. Each of the Target Companies may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Target Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as set forth in the Company Disclosure Schedule: (a) there are no outstanding claims under any such policies or binders and, to the knowledge of the

Company, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Target Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to any of the Target Companies other than in the ordinary course of business.
     Section 3.21 Intellectual Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Target Companies or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Target Companies do not hold valid and continuing authority in connection with the use thereof. Except as set forth on the Company Disclosure Schedule, the businesses of the Target Companies, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, except where any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 3.22 Title to Assets. The Target Companies (individually or collectively) have Defensible Title to the Oil and Gas Interests of the Company included or reflected in the Company’s Ownership Interests. Each Oil and Gas Interest included or reflected in the Company’s Ownership Interests entitles the Target Companies (individually or collectively) to receive not less than the undivided net revenue interest set forth in (or derived from) the Ownership Interests of the Company of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest through plugging, abandonment and salvage of such Oil and Gas Interest, that is borne or to be borne by the Target Companies (individually or collectively) is not greater than the undivided working interest set forth in (or derived from) the Company’s Ownership Interests.
     Section 3.23 Oil and Gas Operations.
          (a) All wells included in the Oil and Gas Interests of the Company have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Company; and
          (b) Proceeds from the sale of Hydrocarbons produced from the Company’s Oil and Gas Interests are being received by the Target Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).
     Section 3.24 Environmental Matters. Except as would not be reasonably expected to result in a Material Adverse Effect on the Company:
          (a) Each of the Target Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws;

          (b) None of the Target Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the Target Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party that pertain or relate to (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) any Hazardous Material, (ii) violations of any Environmental Law, or (iii) personal injury or property damage claims relating to a release or threatened release of any Hazardous Material;
          (c) None of the Target Companies and, to the knowledge of the Company, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Target Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material (including storage or disposal at offsite locations), or (ii) any Hazardous Material is improperly stored or disposed of upon any property currently or formerly owned, leased or operated by any of the Target Companies;
          (d) None of the Target Companies has any liability in excess of $1 million per occurrence or series of related occurrences or $5 million in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Target Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, storage or disposal of any Hazardous Material;
          (e) None of the Target Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Target Companies;
          (f) No property now or previously owned, leased or operated by any of the Target Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;
          (g) None of the Target Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $1 million per occurrence or series of related occurrences, or $5 million in the aggregate against any of the Target Companies for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;
          (h) None of the Target Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;

          (i) To the knowledge of the Company, no asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Target Companies, other than the gas processing plants and associated gathering systems listed on Schedule 3.24(i) of the Company Disclosure Schedule;
          (j) None of the Target Companies is operating, or required to be operating, any of its properties or facilities under any compliance or consent order, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law;
          (k) The Company has provided or made available to Parent copies of all environmental audits, assessments and evaluations of any of the Target Companies or any of their properties or assets; and
          (l) With respect to permits and licenses, (i) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of each of the Target Companies have been obtained and are in full force, and effect and the Company is not aware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (ii) to the Company’s knowledge, no Environmental Laws impose any obligation upon Parent or Merger Sub, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Authority of the transfer of any permit, license, consent, or other approval which is necessary to the operations of the Target Companies; (iii) all operations of each Target Company were constructed and have been operated in accordance with the representations and conditions made or set forth in the permit applications and the permits for the Target Companies; and (iv) each of the Target Companies have at all times been operated in full compliance with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals.
     Section 3.25 Books and Records. All books, records and files of the Target Companies (including those pertaining to the Company’s Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in good faith, and (b) are accurate in all material respects as relates to the subject matter thereof.
     Section 3.26 Brokers. Except as set forth in the Company Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of the Company and for which Parent, or any of the Target Companies will have any obligation or liability.
     Section 3.27 Affiliate Transactions. The Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its subsidiaries, on the one hand, and any of their respective affiliates (other than the Company or any of its direct or indirect wholly owned subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its subsidiaries, taken as a whole, (c) are not Company Benefit Plans and (d) are not disclosed in the Company SEC Documents.
     Section 3.28 Disclosure Controls and Procedures. Since January 1, 2004, the Company and each of its subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company’s disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Neither the Company nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” or “control deficiency” in the Company’s or any of its subsidiaries’ internal controls as contemplated under Section 404 of SOX. None of the Company’s or its subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants. The Company has diligently completed in all material respects its work plan relating to documentation, testing and evaluation of the Company’s internal control over financial reporting for purposes of providing the report required by Section 404 of SOX and related SEC rules. As of the date of this Agreement, to the knowledge of the Company, there is no reason that it will not be able, on a timely basis, to complete and include in the Company’s Annual Report on Form 10-K for the year ending December 31, 2005, management’s assessment of the Company’s internal controls and procedures for financial reporting in accordance with Section 404 of SOX.
     Section 3.29 Derivative Transactions and Hedging. The Company Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company and its subsidiaries) in an aggregate amount in excess of $5 million, entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its subsidiaries. The Company and each of its subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.
     Section 3.30 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.
     Section 3.31 Recommendation of Company Board of Directors; Opinion of Financial Advisor.
          (a) The Company’s Board of Directors, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company, and (iv) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.
          (b) The Company has received an opinion of Randall & Dewey, a division of Jefferies & Company, Inc., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub or the Company) in the Merger is fair, from a financial point of view, to such holders, a signed copy of which has been, or will promptly be, delivered to Parent.
     Section 3.32 Imbalances. The Oil and Gas Interests of the Company do not have and are not burdened by an aggregate net overproductive or underproductive imbalance or transportation imbalance, which could reasonably be expected to have a Material Adverse Effect on the Company.
     Section 3.33 Preferential Purchase Rights. None of the Oil and Gas Interests of the Company are subject to any preferential purchase or similar right which would become operative as a result of the transactions contemplated by this Agreement.
     Section 3.34 No Tax Partnership. The Oil and Gas Interests of the Company are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.
     Section 3.35 Royalties. The Target Companies have paid all royalties, overriding royalties and other burdens on production due by the Target Companies with respect to the Oil and Gas Interests of the Company, the non payment of which could reasonable be expected to have a Material Adverse Effect on the Company.
     Section 3.36 State Takeover Laws. The Company has taken all necessary action to exempt the Merger from any applicable moratorium, fair price, business combination, control share and other anti-takeover laws under the DGCL.
     Section 3.37 Earnings Announcement. The financial information with respect to the fiscal quarter and fiscal year ended December 31, 2005 contained in the press release to be issued by the Company on or about January 23, 2006 shall not be materially inconsistent in a manner adverse to Parent when compared to the financial information included in the draft of such press release provided to Parent on the date of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the Parent Disclosure Schedule (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein, but does not qualify other representations, warranties or covenants, except to the extent a matter in such section is described in a way as to make its relevance to such other representation, warranty or covenant reasonably obvious from the face of the Parent Disclosure Schedule) or, in the case of Section 4.2, Section 4.13 through Section 4.29 and Section 4.33 through Section 4.36, except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows; provided that with respect to representations and warranties made by and concerning Merger Sub, such representations and warranties will be deemed to have been made as of the date Merger Sub becomes a party to this Agreement:
     Section 4.1 Organization. Each of Parent and Merger Sub: (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Copies of the certificate or articles of incorporation and bylaws of each of Parent and Merger Sub have heretofore been made available to the Company, and such copies are accurate and complete as of the date hereof. Parent has no corporate or other subsidiaries other than the Parent Subsidiaries.
     Section 4.2 Other Equity Interests. None of the Parent Companies owns any equity interest in any Person other than the Parent Subsidiaries or as set forth on the Parent Disclosure Schedule (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business, and that do not entail material liabilities).

     Section 4.3 Authority and Enforceability. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub, including approval by the board of directors of Parent and the board of directors and stockholders of Merger Sub, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms.
     Section 4.4 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Parent Companies under, any provision of (a) the certificate or articles of incorporation, bylaws or any other organizational documents of any of the Parent Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any of the Parent Companies (other than any such conflict, violation, default, right, loss or Lien that may arise under the Parent Bank Credit Agreement), or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 4.5 are duly and timely obtained or made, any Law applicable to any of the Parent Companies or any of their respective properties or assets, other than (y) in the case of clause (b) above, the Parent Bank Credit Agreement, and (z) in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.
     Section 4.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (b) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to applicable provisions of the DGCL; (c) the filing of a pre-merger notification report by Parent as may be required under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Registration Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) the filing with a National Stock Exchange of a listing application relating to the shares of Parent Common Stock to be issued pursuant to the Merger and the obtaining from such exchange of its approvals thereof; (f) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or Environmental Laws; and (g) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to Parent, Merger Sub or any Parent Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and (y) any consent, approval or waiver required by the terms of the Parent Bank Credit Agreement.
     Section 4.6 SEC Documents. Parent has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2003 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents (as amended) complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (as amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 4.7 Financial Statements. The Parent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of Parent and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its subsidiaries for the periods presented therein.
     Section 4.8 Capital Structure.
          (a) The authorized capital stock of Parent consists of 240,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock.
          (b) As of the date hereof, there are issued and outstanding 77,755,891 shares of Parent Common Stock and 55,000 shares of Parent Preferred Stock. 1,688,504 shares of Parent Common Stock are issuable upon exercise of outstanding stock options. As of the date hereof, 27,208,138 shares of Parent Common Stock and no shares of Parent Preferred Stock were held by Parent as treasury stock for accounting purposes.
          (c) Except as set forth in Section 4.8(b) or in the Parent Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent (other than Parent’s Series A-1 Cumulative Convertible Preferred Stock, Series A-2 Cumulative Convertible Preferred Stock and 3.25% Convertible Senior Notes due 2025), and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights, commitments, understandings or agreements to which Parent is a party or by which it is bound) obligating Parent to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Parent (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent) or obligating Parent to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
          (d) All outstanding shares of Parent capital stock are, and (when issued) the shares of Parent Common Stock to be issued pursuant to the Merger and upon exercise of the Company Stock Options will be, validly issued, fully paid and nonassessable and not subject to any preemptive right.
          (e) All shares of Merger Sub Common Stock will be owned by Parent. All outstanding shares of capital stock and other voting securities of each of the Parent Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Parent Companies, free and clear of all Liens, claims and options of any nature (except Permitted Encumbrances). There are outstanding (y) no securities of any Parent Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Parent Subsidiary is a party or by which it is bound obligating such Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary) or obligating any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
          (f) There is no stockholder agreement, voting trust or other agreement or understanding to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Parent Companies.
     Section 4.9 No Undisclosed Liabilities. There are no liabilities of any of the Parent Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Parent, other than (a) liabilities adequately provided for in the Parent Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to September 30, 2005, (c) liabilities under this Agreement, and (d) liabilities set forth on the Parent Disclosure Schedule.
     Section 4.10 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement, since September 30, 2005, none of the Parent Companies has done any of the following:
          (a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;
          (b) Paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);
          (c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;
          (d) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;
          (e) Amended its certificate or articles of incorporation, bylaws or other organizational documents;
          (f) Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Parent Material Agreement;
          (g) Sold, leased, transferred, assigned or otherwise disposed of (i) any Oil and Gas Interests of Parent that, individually or in the aggregate, had a value of $15 million or more, or (ii) any Other Business Interests of Parent that, individually or in the aggregate, constituted a material portion of Parent’s assets or operations, at the time of such lease, transfer, assignment or disposition (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 4.10(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business;
          (h) Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, of less than $5 million in the aggregate, made in the ordinary course of business and consistent with past practices);
          (i) Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Parent Companies;
          (j) Made any material change in any of the accounting principles followed by it or the method of applying such principles;
          (k) Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;
          (l) Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officer, director or employee of any of the Parent Companies (except in the ordinary course of business);

          (m) Issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $20 million in the aggregate (other than pursuant to the Parent Bank Credit Agreement);
          (n) Delayed or postponed the payment of accounts payable or other liabilities (except in the ordinary course of business);
          (o) Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest (except in accordance with Parent’s stock option and stock incentive plans);
          (p) Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business and not involving more than $1 million in the aggregate);
          (q) Made or pledged to make any charitable or other capital contribution outside the ordinary course of business;
          (r) Made or committed to make capital expenditures in excess of $10 million in the aggregate in excess of the amount contemplated in Parent’s budget for 2006;
          (s) Made any change in any material Tax election or settled or compromised any material or income tax liability; or
          (t) Suffered any Material Adverse Effect.
     Section 4.11 Contracts.
          (a) As of the date of this Agreement, neither the Parent nor any of the Parent Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as described in Item 601(b)(10) of Regulation S-K of the SEC), to be performed after the date of this Agreement that has not been filed or incorporated by reference, if so required, in the Parent SEC Documents, or (ii) which materially restricts the conduct of any line of business by the Parent. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 4.11(a), whether or not set forth in the Parent Disclosure Schedule or in the Parent SEC Documents, is referred to herein as a “Parent Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Parent Contract).
          (b) (i) Each Parent Contract is valid and binding on the Parent and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (ii) the Parent and each of its

Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent, and (iii) neither Parent nor any of the Parent Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of the Parent Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent.
     Section 4.12 Compliance with Laws, Material Agreements and Permits. None of the Parent Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Parent Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of the Parent Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets (“Parent Permits”), except for Parent Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of the Parent Permits will be adversely affected by the consummation of the transactions contemplated under this Agreement or requires any filing or consent in connection therewith. Each of the Parent Companies is in compliance with the terms of its Parent Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No investigation or review by any Governmental Authority with respect to any of the Parent Companies is pending or, to the knowledge of Parent, threatened. To the knowledge of Parent, no other party to any Parent Material Agreement is in material breach of the terms, provisions or conditions of such Parent Material Agreement.
     Section 4.13 Governmental Regulation. No Parent Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.
     Section 4.14 Litigation. Except as otherwise set forth in the Parent Disclosure Schedule, (a) no litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of Parent, threatened against any of the Parent Companies or their respective assets which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent; and (b) no Parent Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting any of the Parent Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent in connection with the transactions contemplated hereby.

     Section 4.15 No Restrictions. None of the Parent Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Parent Bank Credit Agreement; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Parent Financial Statements, (ii) under the Parent Bank Credit Agreement, or (iii) incurred in the ordinary course of business and consistent with past practices, unless such indebtedness would not, individually or in the aggregate, result in a Material Adverse Effect on the Parent Companies; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Parent Bank Credit Agreement and advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Parent Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.
     Section 4.16 Taxes. Except as set forth in the Parent Disclosure Schedule:
          (a) Each of the Parent Companies and any affiliated, combined or unitary group of which any such entity is or was a member has: (i) timely filed all Tax Returns required to be filed by it with respect to any Taxes (and all such Tax Returns are true, complete and accurate in all respects), (ii) timely paid all Taxes that are due and payable or established adequate reserves for such Taxes, (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over, except where the failure to file, pay, comply with or withhold would not have a Material Adverse Effect on Parent.
          (b) The amount of liability for unpaid Taxes of the Parent Companies does not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the Parent Financial Statements.
     Section 4.17 Employee Benefit Plans; Labor Matters.
          (a) With respect to each material Parent Benefit Plan, Parent has made available (or, if it has not made available, will promptly after the date hereof make available) to the Company a correct and complete copy of each writing constituting such Parent Benefit Plan. The Internal Revenue Service has issued a favorable determination letter with respect to each Parent Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of the Parent, there are no existing circumstances and no events have occurred that could result in the revocation of such favorable determination letter.
          (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Parent, (A) each of the Parent Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable law and administrative rules and regulations of any Governmental Authority, including, but not limited to, ERISA and the Code, and (B) there are no pending or, to the knowledge of the Parent, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations or examinations that have been asserted or instituted, and, to the knowledge of the Parent, no set of circumstances exists that could give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any material liability of the Parent or any of its Affiliates to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Parent Benefit Plan, any participant in a Parent Benefit Plan, or any other party.
          (c) There do not now exist, and to the knowledge of the Parent, there are no existing circumstances that could reasonably be expected to result in, any liabilities under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than for payments of premium contributions in the ordinary course to the PBGC) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Parent. The Parent and each of its Affiliates has reserved the right to amend, terminate or modify at any time all Parent Benefit Plans providing for retiree health or life insurance coverage.
          (d) As of the date of this Agreement, neither the Parent nor any of its Affiliates is a party to any material collective bargaining or other labor union contract applicable to individuals employed by the Parent or any of its Affiliates, and no such collective bargaining agreement or other labor union contract is being negotiated by the Parent or any of its Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent, (A) there is no labor dispute, strike, slowdown or work stoppage against the Parent or any of its Affiliates pending or, to the knowledge of the Parent, threatened against the Parent or any of its Affiliates, (B) no unfair labor practice or labor charge or complaint is pending, or to the knowledge of the Parent, threatened with respect to the Parent or any of its Affiliates, and (C) the Parent and its Affiliates are in compliance with all applicable laws relating to employment, employment practices, wages, hours, terms and conditions or employment, employment discrimination, disability rights, workers’ compensation, employee leaves, occupational safety and health and the collection and payment of employment taxes.
          (e) Neither the Parent nor any Affiliate of the Parent has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992. Neither the Parent nor any entity that was ever an Affiliate of the Parent was, on July 20, 1992, required to be treated as a single employer under Section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.
          (f) Neither the Parent nor any Affiliate of the Parent has any liability, contingent or otherwise, with respect to a multiemployer plan (as defined in Section 3(37) of ERISA).
          (g) No Parent Benefit Plan provides medical, surgical, hospitalization, pharmaceutical, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Parent or any Affiliate of the Parent, for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Section 4980 of the Code or similar State law, and no commitments have been made to provide such coverage.
          (h) All accrued obligations of the Parent and its Affiliates, whether arising by operation of law, contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Parent Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Parent Financial Statements.
          (i) Section 4.17(i) of the Parent Disclosure Schedule sets forth an accurate and complete list of each Parent Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Parent or any of its Affiliates, or could limit the right of the Parent or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust or any material employment agreement or related trust.
     Section 4.18 Employment Contracts and Benefits. Except as otherwise provided for in any Parent Benefit Plan: (a) none of the Parent Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Parent Companies or any other Person; and (b) no employee of any of the Parent Companies or any other Person owns, or has any right granted by any of the Parent Companies to acquire, any interest in any of the assets or business of any of the Parent Companies.
     Section 4.19 Reserved.
     Section 4.20 Insurance. Each of the Parent Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs described in the Parent Disclosure Schedule) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Parent Companies and owning properties in the same general area in which the Parent Companies conduct their businesses. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Parent Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as set forth in the Parent Disclosure Schedule: (a) there are no outstanding claims under any such policies or binders and, to the knowledge of Parent, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Parent Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and

(c) there are no performance bonds outstanding with respect to any of the Parent Companies other than in the ordinary course of business.
     Section 4.21 Intellectual Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Parent Companies, or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Parent Companies do not hold valid and continuing authority in connection with the use thereof. Except as set forth in the Parent Disclosure Schedule, the businesses of the Parent Companies, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, except where any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on Parent.
     Section 4.22 Title to Assets. The Parent Companies (individually or collectively) have Defensible Title to the Oil and Gas Interests of Parent and Other Business Interests of Parent included or reflected in Parent’s Ownership Interests. Each Oil and Gas Interest included or reflected in the Parent’s Ownership Interests entitles the Parent Companies (individually or collectively) to receive not less than the undivided net revenue interest set forth in (or derived from) Parent’s Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest through plugging, abandonment and salvage of such Oil and Gas Interest, that is borne or to be borne by the Parent Companies (individually or collectively) is not greater than the undivided working interest set forth in (or derived from) Parent’s Ownership Interests.
     Section 4.23 Oil and Gas Operations.
          (a) All wells included in the Oil and Gas Interests of Parent have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Parent; and
          (b) Proceeds from the sale of Hydrocarbons produced from Parent’s Oil and Gas Interests are being received by the Parent Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).
     Section 4.24 Environmental Matters. Except as would not be reasonably expected to result in a Material Adverse Effect on Parent:
          (a) Each of the Parent Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws;
          (b) None of the Parent Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the Parent Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party that pertain or relate to (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material, (ii) violations of any Environmental Law, or (iii) personal injury or property damage claims relating to a release or threatened release of any Hazardous Material;
          (c) None of the Parent Companies and, to the knowledge of Parent, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Parent Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material (including storage or disposal at offsite locations); or (ii) any Hazardous Material is improperly stored or disposed of upon any property currently or formerly owned, leased or operated by any of the Parent Companies;
          (d) None of the Parent Companies has any liability in excess of $1 million per occurrence or series of occurrences, or $5 million in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Parent Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, storage or disposal of any Hazardous Material;
          (e) None of the Parent Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Parent Companies;
          (f) No property now or previously owned, leased or operated by any of the Parent Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;
          (g) To the knowledge of Parent, none of the Parent Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $1 million per occurrence or series of occurrences, or $5 million in the aggregate against any of the Parent Companies for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;
          (h) None of the Parent Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;
          (i) To the knowledge of Parent, no asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Parent Companies, other than the gas processing plants and associated gathering systems listed on Section 4.24(i) of Parent Disclosure Schedule;

          (j) None of the Parent Companies is operating, or required to be operating, any of its properties or facilities under any compliance or consent order, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law;
          (k) To the knowledge of Parent, Parent has provided or made available to the Company copies of all environmental audits, assessments and evaluations of any of the Parent Companies or any of their properties or assets; and
          (l) With respect to permits and licenses, (i) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of each of the Parent Companies have been obtained and are in full force, and effect and Parent is not aware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (ii) to the best of Parent’s knowledge, no Environmental Laws impose any obligation upon Parent or Merger Sub, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Authority of the transfer of any permit, license, consent, or other approval which is necessary to the operations of the Parent Companies; (iii) all operations of each Parent Company were constructed and have been operated in accordance with the representations and conditions made or set forth in the permit applications and the permits for the Parent Companies; and (iv) each of the Parent Companies have at all times been operated in full compliance with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals.
     Section 4.25 Books and Records. All books, records and files of the Parent Companies (including those pertaining to Parent’s Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, Other Business Interests of Parent, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in good faith, and (b) are accurate in all material respects as relates to the subject matter thereof.
     Section 4.26 Brokers. Except as otherwise set forth in the Parent Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent or Merger Sub and for which Parent, Merger Sub or any of the Target Companies will have any obligation or liability.
     Section 4.27 Affiliate Transactions. The Parent Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Parent or any of its subsidiaries, on the one hand, and any of their respective affiliates (other than Parent or any of its direct or indirect wholly owned subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Parent and its subsidiaries, taken as a whole, (c) are not Parent Plans and (d) are not disclosed in the Parent SEC Documents.

     Section 4.28 Disclosure Controls and Procedures. Since January 1, 2004, Parent and each of its subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent’s disclosure controls and procedures ensure that information required to be disclosed by Parent in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Neither Parent nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” or “control deficiency” in Parent’s or any of its subsidiaries’ internal controls as contemplated under Section 404 of SOX. None of Parent’s or its subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Parent or its subsidiaries or accountants. Parent has diligently completed in all material respects its work plan relating to documentation, testing and evaluation of the Parent’s internal control over financial reporting for purposes of providing the report required by Section 404 of SOX and related SEC rules. As of the date of this Agreement, to the knowledge of Parent, there is no reason that it will not be able, on a timely basis, to complete and include in Parent’s Annual Report on Form 10-K for the year ending December 31, 2005, management’s assessment of Parent’s internal controls and procedures for financial reporting in accordance with Section 404 of SOX.
     Section 4.29 Derivative Transactions and Hedging. The Parent Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company and its Subsidiaries) in an aggregate amount in excess of $5 million entered into by Parent or any of its subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries. Parent and each of its subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.
     Section 4.30 No Vote Required. A vote of the holders of outstanding shares of the Parent Common Stock is not necessary in order to approve this Agreement, the Merger and the transactions contemplated hereby, and the approval thereof by the board of directors of Parent is the only approval necessary for the Company to enter into this Agreement and undertake the Merger and the transactions contemplated herein.
     Section 4.31 Funding. Parent has available adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid to the stockholders of the Company upon consummation of the Merger, (b) all amounts required to be paid in respect of all Company Stock Options upon exercise thereof, and (c) all expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby.
     Section 4.32 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any person or entity, or incurred, directly or indirectly, any liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.
     Section 4.33 Imbalances. The Oil and Gas Interests of Parent do not have and are not burdened by an aggregate net overproductive or underproductive imbalance or transportation imbalance, which could reasonably be expected to have a Material Adverse Effect on Parent.
     Section 4.34 Preferential Purchase Rights. None of the Oil and Gas Interests of Parent are subject to any preferential purchase or similar right which would become operative as a result of the transactions contemplated by this Agreement.
     Section 4.35 No Tax Partnership. The Oil and Gas Interests of Parent are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.
     Section 4.36 Royalties. The Parent Companies have paid all royalties, overriding royalties and other burdens on production due by the Parent Companies with respect to the Oil and Gas Interests of Parent, the non payment of which could reasonably be expected to have a Material Adverse Effect on Parent.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business by Parent Pending Closing. Parent covenants and agrees with the Company that, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as contemplated by this Agreement, each of the Parent Companies will conduct its business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, Parent covenants and agrees with the Company that, except as specifically contemplated in this Agreement or required by applicable law, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior written consent of the Company, except as set forth on the Parent Disclosure Schedule:
          (a) Parent will not (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) adjust, split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Parent Common Stock issued pursuant to the terms of any Parent Benefit Plan in existence on the date of this Agreement, including, without limitation, Parent Common Stock issued pursuant to the exercise of any Parent Stock Option issued under any of such Parent Benefit Plans); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other equity interests, except pursuant to the terms of the Parent Benefit Plans in effect as of the date of this Agreement; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person, or permit any of the Parent Companies to merge or consolidate with, or transfer all or substantially all of its assets to, any other Person (in each case other than the Merger and other than any merger or consolidation of a wholly owned direct or indirect subsidiary of Parent with and into Parent in which Parent is the surviving corporation); (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into, or in the case of clause (vi) permit any of the Parent Companies to enter into, any contract, agreement, commitment or arrangement with respect to any of the foregoing.
          (b) None of the Parent Companies will (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business) having an acquisition price in excess of $50 million; (ii) sell, lease or sublease, transfer or otherwise dispose of assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $50 million, individually (except that this clause shall not apply to the sale of Hydrocarbons, storage capacity, pipeline transportation capacity, or processing capacity in the ordinary course of business) or the disposition of vessels so long as individually or in the aggregate such dispositions are not material to the operations of Parent’s services segment; or (iii) sell, transfer or otherwise dispose of any equity securities of any Parent Subsidiary.
          (c) Parent will at all times, and will cause each of the Parent Companies, to preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement, except where the failure to do so would not have a Material Adverse Effect on Parent.
          (d) None of the Parent Companies will engage in any practice, take any action or permit by inaction any of the representations and warranties contained in ARTICLE IV to become untrue.

     Section 5.2 Conduct of Business by the Company Pending Closing. The Company covenants and agrees with Parent and Merger Sub that, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, each of the Target Companies will conduct its business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, the Company covenants and agrees with Parent and Merger Sub that, except as specifically contemplated in this Agreement or required by applicable law, from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior written consent of Parent, except as set forth on the Company Disclosure Schedule:
          (a) None of the Target Companies will (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) adjust, split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities (other than shares of Company Common Stock issued pursuant to the exercise of any Company Stock Options outstanding on the date of this Agreement, or issued under grants or awards outstanding pursuant to Company Benefit Plans in existence on the date of this Agreement); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests, except pursuant to the terms of the Company Employee Benefit Plans in effect as of the date of this Agreement; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person (other than the Merger); (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.
          (b) None of the Target Companies will (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business); (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of the Company that have a value in excess of $25 million, individually, or any other assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $25 million, individually (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business or encumbrances under the Company Bank Credit Agreement); (iii) farm-out any Oil and Gas Interest of the Company having a value in excess of $10 million or interest therein; (iv) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Company Subsidiary); (v) make any loans, advances or capital contributions to, or investments in, any Person (other than advances in the ordinary course of business); (vi) enter into any Company Material Agreement or any other agreement not terminable by any of the Target Companies upon notice of 30 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.
          (c) None of the Target Companies will (i) permit to be outstanding at any time under the Company Bank Credit Agreement indebtedness for borrowed money in excess of

$50 million, exclusive of any indebtedness incurred to fund costs relating to the transactions contemplated under this Agreement; (ii) incur any indebtedness for borrowed money other than under trade credit vendor lines not exceeding $50 million in the aggregate or under the Company Bank Credit Agreement; (iii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iv) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.
          (d) The Target Companies will operate, maintain and otherwise deal with the Oil and Gas Interests of the Company in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations.
          (e) None of the Target Companies shall voluntarily resign, transfer or otherwise relinquish any right it has as of the date of this Agreement, as operator of any Oil and Gas Interest of the Company, except as required by law, regulation or contract.
          (f) None of the Target Companies will (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, termination or similar agreement with any Person; (ii) amend or extend any such plan, arrangement or agreement referred to in clauses (1), (2) or (3) of clause (i); (iii) except for payments made pursuant to any Company Employee Benefit Plan or any other plan, agreement or arrangement described in the Company Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof to, or forgive any indebtedness of, any employee or consultant of any of the Target Companies; or (iv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
          (g) None of the Target Companies will create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.
          (h) The Target Companies will (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 3.20; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Company Material

Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, that the Company will not be in violation of this Section 5.2(h) if any of the Target Companies incurs obligations for penalties and interest in connection with gross production tax reporting in the ordinary course of business; and provided, further, that the Target Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Company Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.
          (i) The Target Companies will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement, except where the failure to do so would not have a Material Adverse Effect on the Company.
          (j) None of the Target Companies will engage in any practice, take any action or permit by inaction any of the representations and warranties contained in ARTICLE III to become untrue.
          (k) Upon the request by Parent to the Company prior to the Effective Time, and subject to the limitations in the Company Bank Credit Agreement, the Company will, and will cause the Company Subsidiaries to, enter into financial hedges for up to 50% of hydrocarbon production attributable to the proved developed producing reserves that the Target Companies estimate will be produced before July 1, 2007 if Parent and the Company mutually agree that such hedge(s) are reasonably prudent to protect Parent’s expected acquisition economics and the Company’s expected economics.
     Section 5.3 Access to Assets, Personnel and Information.
          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, Parent shall: (i) afford to the Company and the Company Representatives, at the Company’s sole risk and expense, reasonable access during normal business hours prior to the Effective Time to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Parent Companies; and (ii) upon request during normal business hours prior to the Effective Time, furnish promptly to the Company (at the Company’s expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Parent Companies (or any of their respective assets) that is within the possession or control of any of the Parent Companies. Neither Parent nor any of the Parent Companies shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law.
          (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, the Company shall: (i) afford to Parent and the Parent Representatives, at Parent’s sole risk and expense, reasonable access during normal business hours prior to the Effective Time to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Target Companies; and (ii) upon request during normal business hours prior to the Effective Time, furnish promptly to Parent (at Parent’s expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Target Companies (or any of their respective assets) that is within the possession or control of any of the Target Companies. Neither the Company nor any of the Target Companies shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law.
          (c) From the date hereof until the Effective Time, each of Parent and the Company shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger or the Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger or the Registration Statement; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger or the Registration Statement.
          (d) The Company will not (and will cause the Company Subsidiaries and the Company Representatives not to), and Parent will not (and will cause the Parent Subsidiaries and the Parent Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.
          (e) Notwithstanding anything in this Section 5.3 to the contrary: (i) the Company shall not be obligated under the terms of this Section 5.3 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the possession or control of any of the Target Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and the Company, to the extent reasonably requested by Parent, will use its reasonable efforts to obtain any such consent; and (ii) Parent shall not be obligated under the terms of this Section 5.3 to disclose to the Company or the Company Representatives, or grant the Company or the Company Representatives access to, information that is within the possession or control of any of the Parent Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Parent, to the extent reasonably requested by the Company, will use its reasonable efforts to obtain any such consent.
          (f) No investigation by Parent or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.
     Section 5.4 No Solicitation.
          (a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, except as specifically permitted in Section 5.4(c), Section 5.4(e) or Section 5.4(f)(ii), the Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or the Company

Representatives to, directly or indirectly:(i) solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal;(ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Company or any of the Company Subsidiaries to, or in response to a request therefor, give access to the properties, assets or the books and records of the Company or the Company Subsidiaries to, any Person that has made or, to the knowledge of the Company, may be considering making any Acquisition Proposal or otherwise in connection with an Acquisition Proposal;(iii) grant any waiver or release under any standstill or similar contract with respect to any Company Common Stock or any properties or assets of the Company or the Company Subsidiaries; (iv) approve, endorse or recommend any Acquisition Proposal;(v) enter into any agreement in principle, arrangement, understanding or contract relating to any Acquisition Proposal; or (vi) take any action to exempt or make not subject to the provisions of Section 203 of the DGCL or any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Parent and the Parent Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and no exempt therefrom.
          (b) Except as specifically permitted in Section 5.4(c) and Section 5.4(d), the Company shall, and shall cause each of the Company Subsidiaries and instruct the Company Representatives to, immediately cease any existing solicitations, discussions, negotiations or other activity with any Person being conducted with respect to any Acquisition Proposal on the date hereof. The Company shall promptly inform the Company Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Company’s obligations under this Section 5.4.
          (c) Notwithstanding anything in this Section 5.4 or elsewhere in this Agreement to the contrary, prior to obtaining the Required Company Vote, nothing in this Agreement shall prevent the Company or its Board of Directors from:
          (i) after the date of this Agreement, engaging in discussions or negotiations with, or furnishing or disclosing any information or data relating to, the Company or any of the Company Subsidiaries or, in response to a request therefor, giving access to the properties, assets or the books and records of the Company or any of the Company Subsidiaries to, any Person who has made a bona fide written and unsolicited Acquisition Proposal after the date hereof if the Company’s Board of Directors determines that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, but only so long as (x) the Company’s Board of Directors has acted in good faith and determined (A) after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws, and (y) the Company (A) enters into a confidentiality agreement with such Person on terms and conditions no more favorable to such Person than those contained in the Confidentiality Agreement and (B) has previously disclosed or concurrently discloses or makes available the same information to Parent as it makes available to such Person in accordance with Section 5.4(d); and

          (ii) subject to compliance with Section 5.4(c), entering into a definitive agreement with respect to a Superior Proposal (and taking any action required under Section 203 of the DGCL or any other state takeover Law in connection with such Superior Proposal), but only so long as the Company’s Board of Directors, acting in good faith has (I) approved such definitive agreement, (II) determined, after consultation with its financial advisors, that such bona fide written and unsolicited Acquisition Proposal constitutes a Superior Proposal, and (III) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws, and (B) the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 7.1(e).
          (d) If the Company or any of the Company Subsidiaries or the Company Representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal involving the Company and the Company is permitted to provide such Person with information pursuant to this Section 5.4, the Company will provide to Parent a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Parent a list of, and copies of, the information provided to such Person concurrently with its delivery to such Person and promptly provide Parent with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Parent.
          (e) The Board of Directors of the Company shall not (i) approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal or (ii) enter into any agreement in principle or understanding or a contract relating to an Acquisition Proposal, unless the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 7.1(e).
          (f) Notwithstanding anything to the contrary in this Section 5.4 or elsewhere in this Agreement, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Merger and this Agreement by the Board of Directors of the Company at any time if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws, and (iii) the Board of Directors of the Company may take any action described in Section 5.4(a)(iii) or (vi) if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws.
     Section 5.5 Company Stockholders’ Meeting. The Company shall take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on the Company Proposal. Subject to Section 5.4, the board of directors of the Company shall recommend approval of the Company Proposal and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of the Company.
     Section 5.6 Registration Statement and Proxy Statement/Prospectus.
          (a) Parent and the Company shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus, and, subject to Parent’s receiving the required information from the Company, Parent shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus, with the SEC as soon as practicable after the date hereof and in any event not later than 70 days after the date hereof. Parent shall use all reasonable, commercial efforts, and the Company shall cooperate with Parent (including furnishing all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Parent), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall use all reasonable, commercial efforts, and the Company shall cooperate with Parent, to obtain all necessary state securities laws or “blue sky” permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.
          (b) Parent will cause the Registration Statement (including the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, provided that the Company shall be responsible for furnishing to the Parent all information relating to the Company and holders of Company Common Stock as is required to be included therein. The Company will cause the information it provides for such purpose to comply as to form in all material respects with such provisions.
          (c) The Company hereby covenants and agrees with Parent that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information included or incorporated by reference in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company, at the time of the Company Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by the Company expressly for inclusion therein). If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Registration Statement (or the Proxy Statement/Prospectus), occurs and such event is required to be described in an amendment to the Registration Statement, the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation, filing and dissemination of such supplement.
          (d) Parent hereby covenants and agrees with the Company that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall not apply to any information included or incorporated by reference in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company, at the time of the Company Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall not apply to any information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by the Company expressly for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Registration Statement or the Proxy Statement/Prospectus, occurs and such event is required to be described in an amendment to the Registration Statement, such event shall be so described and such amendment shall be promptly prepared and filed. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Parent shall promptly notify the Company of such occurrence and shall cooperate with the Company in the preparation, filing and dissemination of such supplement.
          (e) Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto will be filed or disseminated to the stockholders of the Company without the approval of both Parent and the Company. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.
          (f) The Company shall use commercially reasonable efforts to cause to be delivered to Parent and Merger Sub two letters from (i) Ernst & Young LLP, the Company’s independent public accountants, and (ii) Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated two business days before the Effective Time, each addressed to Parent and Merger Sub and customary in scope and substance for letters delivered by independent public accountants and independent petroleum engineering consultants, respectively, in connection with registration statements similar to the Registration Statement.

          (g) Parent shall use commercially reasonable efforts to cause to be delivered to the Company two letters from (i) Ernst & Young LLP, Parent’s independent public accountants, and (ii) Huddleston & Co., Inc., independent petroleum engineering consultants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated two business days before the Effective Time, each addressed to the Company and customary in scope and substance for letters delivered by independent public accountants and independent petroleum engineering consultants, respectively, in connection with registration statements similar to the Registration Statement
     Section 5.7 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and to be approved for listing on the primary National Stock Exchange on which the Parent Common Stock is currently listed or traded, subject to official notice of issuance, prior to the Closing Date.
     Section 5.8 Additional Arrangements. Subject to the terms and conditions herein provided, each of the Company and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations (including the HSR Act) or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Company and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Company and Parent shall use its reasonable, commercial efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent, Merger Sub or the Company, or any of their respective Subsidiaries or Affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Merger Sub, the Company or the Surviving Company (or to require Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates to agree to any of the foregoing). The obligations of each party under this Section 5.8 to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.8.
     Section 5.9 Agreements of Affiliates. At least 10 days prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the Company Meeting, may be deemed to be “affiliates” of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each Person who is identified as an affiliate of the Company in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit 5.9. Parent shall be entitled to place legends as specified in such agreements on the Parent Certificates representing any Parent Common Stock to be issued to such Persons in the Merger, irrespective of whether or not they sign such agreements.

     Section 5.10 Section 16. Prior to the Closing Date, Parent and the Company, and their respective boards of directors, shall adopt resolutions consistent with the interpretive guidance of the SEC and take any other actions as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.11 Public Announcements. On the date that this Agreement is executed, Parent and the Company shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby (the “Joint Release”). The Joint Release shall be in form and content mutually acceptable to Parent and the Company. None of the Parties shall issue any press releases other than the Joint Release or make any other public announcements concerning this Agreement or the transactions contemplated hereby without the prior approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned), except to the extent such release or announcement is required by Law or the requirements of the primary National Stock Exchange on which the relevant Party’s equity securities are listed or quoted. Notwithstanding the foregoing, either Parent or the Company may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries; provided that such responses are in compliance with applicable securities laws. Following the execution of this Agreement, each of Parent and the Company shall file with the SEC, within the time period required therefor, a Form 8-K with respect to this Agreement, which Form 8-K shall include the Joint Release.
     Section 5.12 Notification of Certain Matters. The Company shall give prompt notice to Parent of any of the following: (a) any representation or warranty contained in ARTICLE III being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in ARTICLE III to be untrue or inaccurate on the Closing Date, or (c) any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company of any of the following: (x) any representation or warranty contained in ARTICLE IV being untrue or inaccurate when made, (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in ARTICLE IV to be untrue or inaccurate on the Closing Date, or (z) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.
     Section 5.13 Payment of Expenses . Subject to Section 7.3, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that: (a) the fee for filing the Registration Statement with the SEC and complying with any applicable state securities or “blue sky” laws shall be borne by Parent; and (b) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of the Company and soliciting the votes of the stockholders of the Company shall be borne by the Company.

     Section 5.14 Indemnification and Insurance.
          (a) Parent agrees that all rights to indemnification now existing in favor of any officers, directors, employees, controlling stockholders or agents of any of the Target Companies, as provided in any existing indemnification agreements or arrangements of any of the Target Companies described in the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or such longer period as may be specified in any such existing indemnification agreement between any of the Target Companies, and any current or former officer or director thereof); provided, that, in the event any claim or claims are asserted or made within such six- year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.
          (b) From and after the Effective Time, Parent shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of any of the Target Companies (collectively, the “Indemnified Parties”) against all losses, expenses (including attorneys’ fees), claims, damages, liabilities and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee, controlling stockholder or agent (including a trustee or fiduciary of any Company Benefit Plan) and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party(ies) (whether arising before or after the Effective Time): (i) Parent shall have the right to control the defense of such matter with Parent’s regularly engaged independent legal counsel or other counsel selected by Parent and reasonably satisfactory to the Indemnified Party(ies), and Parent shall pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party(ies) will cooperate with Parent, at Parent’s expense, in the defense of any such matter. Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. In the event of any Claim, any Indemnified Party wishing to claim indemnification will promptly notify Parent thereof (provided, that failure to so notify Parent will not affect the obligations of Parent except to the extent that Parent shall have been prejudiced as a result of such failure) and shall deliver to Parent the undertaking contemplated by the applicable provisions of the DGCL, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Party(ies) may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Parent) may be retained by the Indemnified Parties at the cost and expense of Parent and Parent shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.14 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling stockholder or agent of Parent under Delaware law.
          (c) From and after the Effective Time, Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company; provided, that (i) Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; (ii) such substitution shall not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and (iii) Parent shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company prior to the date hereof and if Parent is unable to obtain the insurance required by this Section 5.14(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.
          (d) Following the Merger, if Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and any of their successors and assigns, assume the obligations of Parent set forth in this Section 5.14.
          (e) This Section 5.14 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company and the Indemnified Parties (each of whom may enforce the provisions of this Section 5.14) and shall be binding on the successors and assigns of Parent.
     Section 5.15 Employee Benefits.
          (a) For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), Parent will, or will cause its Subsidiaries to, give Company Employees full credit with his or her years of service for purposes of eligibility, vesting and benefit accrual (excluding benefit accrual under any defined benefit pension plans) under any employee benefit plans or arrangements maintained by Parent or any of its Subsidiaries for such Company Employee’s service with the Company or any Company Subsidiary to the same extent recognized by the Company immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (b) Parent shall, and shall cause the Parent Subsidiaries to, honor, in accordance with its terms, each Company Benefit Plan and each Company Severance Program and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event), and Parent hereby acknowledges that the consummation of the Merger constitutes a “change of control” or “change in control,” as the case may be, for all purposes under such Company Benefit Plans and Company Severance Programs. For the avoidance of doubt, and notwithstanding anything else set forth in this Agreement, the rights of each employee or officer of the Company covered by a Company Severance Program at or immediately prior to the Effective Time shall remain in full force and effect, and each of the Company Severance Programs shall remain in full force and effect with respect to such employees pursuant to their terms for a period of two years following the Effective Time and Parent shall, and shall cause each of the Parent Subsidiaries, to take all actions required to perform its obligations thereunder. For further clarity and the avoidance of doubt, and notwithstanding anything else set forth in this Agreement, Parent and Company acknowledge and agree that the terms “Base Salary” and “maximum annual incentive opportunity” for purposes of calculating the amount of severance, if any, due any employee covered by a Company Severance Program shall not be less than the amounts set forth on Schedule 5.15(b) attached hereto.
     Section 5.16 Parent Board of Directors. At the Effective Time, Parent shall cause one then existing member of the Company’s board of directors (selected by the Company and reasonably acceptable to Parent) to be elected to the board of directors of Parent.
     Section 5.17 Tax Matters.
          (a) Parent, Merger Sub and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(d). Parent, Merger Sub and the Company agree to file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g).
          (b) Parent and Merger Sub shall deliver to Fulbright & Jaworski L.L.P. and Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent and Merger Sub, and the Company shall deliver to Fulbright & Jaworski L.L.P. and Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, in each case as shall be reasonably necessary or appropriate to enable Fulbright & Jaworski L.L.P. to render the opinion described in Section 6.2(d) of this Agreement and Andrews Kurth LLP to render the opinion described in Section 6.3(d) of this Agreement. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 5.17.
     Section 5.18 Formation of Merger Sub. Promptly after the execution of this Agreement, Parent shall incorporate Merger Sub under the DGCL, and as soon as practicable thereafter and prior to the Effective Time, Parent, the Company and Merger Sub shall enter into an amendment to this Agreement pursuant to which Merger Sub shall become a Party to this Agreement.
ARTICLE VI
CONDITIONS
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by both Parent and the Company:
          (a) Company Stockholder Approval. The Company Proposal shall have been duly and validly approved and adopted by a vote of a majority of the shares of Company Common Stock, all as required by the DGCL and the certificate of incorporation and bylaws of the Company.
          (b) Other Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Parent (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.
          (c) Securities Law Matters. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.
          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, prior to invoking this condition, each Party shall have complied fully with its obligations under Section 5.8 and, in addition, shall have used all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.
          (e) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger and upon exercise of the Company Stock Options shall have been authorized for listing on the principal National Stock Exchange on which the Parent Common Stock is currently listed or quoted, subject to official notice of issuance.
          (f) Dissenting Stockholders. The number of shares of Dissenting Stock shall not exceed 8% of the outstanding shares of Company Common Stock immediately prior to the Effective Time.
     Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Parent and Merger Sub:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in ARTICLE III shall be true and correct in all material respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect.
          (b) Performance of Covenants and Agreements by the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by a Responsible Officer of the Company to such effect.
          (c) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of any of the Target Companies that would have or would be reasonably likely to have a Material Adverse Effect on the Company.
          (d) Tax Opinion. Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from Fulbright & Jaworski L.L.P., dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by Parent, the Company or Merger Sub as a result of the Merger, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.17.
     Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV shall be true and correct in all material respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect.
          (b) Performance of Covenants and Agreements by Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by a Responsible Officer of Parent to such effect.
          (c) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of Parent and its subsidiaries that would have or would be reasonably likely to have a Material Adverse Effect on Parent.
          (d) Tax Opinion. The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Parent, the Company or Merger Sub as a result of the Merger, and (iv) no gain or loss, except with respect to the amount of Cash Consideration received, cash received in lieu of fractional shares and cash received by Dissenting Stockholders, will be recognized by a stockholder of the Company as a result of the Merger with respect to the shares of the Company Common Stock converted into shares of Parent Common Stock by such stockholder, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 5.17.
          (e) Delivery of Transfer Instructions. Parent shall have delivered to the Exchange Agent an irrevocable letter of instruction in a form reasonably satisfactory to the Company authorizing and directing the transfer to holders of shares of Company Common Stock of cash, one or more Parent Certificates representing those shares of Parent Common Stock to be issued to such holders upon surrender of such holders’ certificates representing such shares of Company Common Stock, or a combination of the foregoing in accordance with ARTICLE II.

ARTICLE VII
TERMINATION
     Section 7.1 Termination Rights. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Company Proposal by the stockholders of the Company:
          (a) By mutual written consent of Parent and the Company;
          (b) By either the Company or Parent if (i) the Merger has not been consummated by August 31, 2006 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree); or (iii) the Company Proposal shall not have been approved by the required vote of the Company stockholders at the Company Meeting or at any adjournment thereof.
          (c) By Parent if (i) there has been a breach of the representations and warranties made by the Company in ARTICLE III of this Agreement such that the condition described in Section 6.2(a) is not met or the condition described in Section 6.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of the Company, would not be satisfied if the Closing were to occur on the day on which Parent gives the Company notice of such termination (provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this clause (i) or (ii) unless Parent has given the Company notice of such breach and the Company has failed to cure such breach within 10 days following such notice (but in any event not later than August 31, 2006)); or (ii) the Company has failed to comply in any respect with any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 6.2(b) is not met, and such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof (but in any event not later than August 31, 2006);
          (d) By the Company if (i) there has been a breach of the representations and warranties made by Parent and Merger Sub in ARTICLE IV of this Agreement such that the condition described in Section 6.3(a) is not met or the condition described in Section 6.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Parent, would not be satisfied if the Closing were to occur on the day on which the Company gives Parent notice of such termination (provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (i) or (ii) unless the Company has given Parent notice of such breach and Parent has failed to cure such breach within 10 days following such notice (but in any event not later than August 31, 2006)); or (ii) Parent or Merger Sub has failed to comply in any respect with any of its respective covenants or agreements contained in this Agreement such that the condition set forth in Section 6.3(b) is not met, and, in either such case, such breach or failure has not been, or cannot be, cured within 10 days after notice and a demand for cure thereof (but in any event not later than August 31, 2006);
          (e) By the Company prior to the approval of the Company Proposal by the Required Company Vote, if the Company Board of Directors shall approve, subject to complying with the terms of this Agreement, a Superior Proposal in accordance with Section 5.4; provided, however, that the Company may not terminate pursuant to this Section 7.1(e) unless (i) such Superior Proposal did not result from the Company’s breach of Section 5.4; (ii) the Company’s Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications); and (iii) during the three Business Day period after the Company’s notice, (x) the Company shall have offered to negotiate with (and, if accepted, negotiate in good faith with), and shall have instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiate in good faith with), Parent to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement and (y) the Company Board of Directors shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel and, after considering the results of such negotiations and the revised proposal made by Parent, if any, that the Superior Proposal giving rise to the Company’s notice (including any subsequent amendments or modifications) continues to be a Superior Proposal. No termination pursuant to this Section 7.1(e) shall be effective unless the Company shall simultaneously make the payment required by Section 7.3 together with a written acknowledgment from each other party to the Superior Proposal that it is aware of the amounts due Parent under Section 7.3 and that such party waives any right it may have to contest any such amounts payable under Section 7.3.
          (f) By Parent, if, (i) the Company’s Board of Directors shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to any of the foregoing), (ii) the Company shall have breached in any material respect any of its obligations under Section 5.4, (iii) the Company’s Board of Directors shall have refused to affirm its approval or recommendation of this Agreement or the Merger within 10 Business Days of any written request from Parent, (iv) a competing tender or exchange offer constituting an Acquisition Proposal shall have been commenced and the Company shall not have sent holders of the shares of Company Common Stock pursuant to Rule 14e-2 promulgated under the Exchange Act (within 10 Business Days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2)), a statement disclosing that the Company Board of Directors recommends rejection of such Acquisition Proposal, (v) the Company Board of Directors shall exempt any other Person from the provisions of Section 203 of the DGCL, or (vi) the Company or its Board of Directors publicly announces its intention to do any of the foregoing.
     Section 7.2 Effect of Termination. If this Agreement is terminated by either the Company or Parent pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of Section 5.3(c) (but only to the extent of the confidentiality and indemnification provisions contained therein), Section 5.3(d) (but only to the extent of the confidentiality and indemnification provisions contained therein), Section 5.6(c), Section 5.6(d), Section 5.13 and Section 7.3, ARTICLE VIII and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.
     Section 7.3 Fees and Expenses.
          (a) The Company will pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent, the sum of (x) Parent Expenses (up to a maximum amount not to exceed $2 million) and (y) $45 million if this Agreement is terminated pursuant to Section 7.1(e) or (f).
          (b) Any amounts payable pursuant to Section 7.3(a) shall be paid on the date of termination in case of termination pursuant to Section 7.1(e), and two business days after the date of termination in the case of termination pursuant to Section 7.1(f).
          (c) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate of JPMorgan Chase Bank per annum in effect from time to time during such period plus 1.0%.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.
     Section 8.2 Amendment. This Agreement may be amended by the Parties at any time before or after approval of the Company Proposal by the stockholders of the Company; provided, however, that, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

     Section 8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third business day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Parent and/or

Merger Sub:	Cal Dive International, Inc. 400 N. Sam Houston Parkway E., Suite 400 Houston, TX 77060 Facsimile no.: (281) 618-0505 Attention: Martin Ferron

with a copy to:	Fulbright & Jaworski L.L.P. Fulbright Tower 1301 McKinney, Suite 5100 Houston, TX 77010 Facsimile no.: 713-651-5246 Attention: Arthur H. Rogers

To the Company:	Remington Oil and Gas Corporation 8201 Preston Rd., Suite 500 Dallas, TX 75225 Facsimile no.: (214) 210-2643 Attention: James A. Watt

with a copy to:	Andrews Kurth LLP 600 Travis, Suite 4200 Houston, TX 77002-3090 Facsimile no.: 713-220-4285 Attention: Michael O’Leary
     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
     Section 8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     Section 8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in ARTICLE II and Section 5.14 and Section 5.15, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.
     Section 8.7 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 8.8 No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to ARTICLE VII. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.8 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.
     Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     Section 8.10 Waivers. At any time prior to the Effective Time, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.
     Section 8.11 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent and the Company pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.
     Section 8.12 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

COMPANY:

REMINGTON OIL AND GAS CORPORATION, a Delaware corporation

By:	/s/ JAMES A. WATT

Name: Title:	James A. Watt Chairman and Chief Executive Officer

PARENT:

CAL DIVE INTERNATIONAL, INC., a Minnesota corporation

By:	/s/ MARTIN FERRON

Name:	Martin Ferron
Title:	President

Exhibit 5.9
FORM OF AFFILIATE LETTER
                                        , 2006
Ladies and Gentlemen:
          I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Remington Oil and Gas Corporation, a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 22, 2006 (the “Merger Agreement”), by and among the Company, Cal Dive International, Inc., a Minnesota corporation (“Cal Dive”), and the Company will be merged with and into a to be formed, wholly owned subsidiary of Cal Dive (“Sub”), the Company will be merged with and into Sub, in consideration of cash and shares of common stock, without par value, of Cal Dive (“Cal Dive Common Stock”), with Sub as the surviving corporation (the “Merger”).
          I represent, warrant, and covenant to Cal Dive and Sub that in the event I receive any Cal Dive Common Stock as a result of the Merger:
          A. I shall not make any sale, transfer or other disposition of any Cal Dive Common Stock acquired by me in the Merger in violation of the Securities Act.
          B. I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Cal Dive Common Stock, to the extent I felt necessary, with my counsel or counsel for Cal Dive and Sub.
          C. I have been advised that the issuance of Cal Dive Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S 4. I have also been advised, however, that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company (without anything in this letter agreement being an admission of such fact), the distribution by me of any Cal Dive Common Stock acquired by me in the Merger will not be registered under the Securities Act and that I may not sell, transfer, or otherwise dispose of any Cal Dive Common Stock acquired by me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Cal Dive such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act.

          D. I understand that Cal Dive is under no obligation to register under the Securities Act the sale, transfer, or other disposition by me or on my behalf of any Cal Dive Common Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.
          E. I also understand that stop transfer instructions will be given to Cal Dive’s transfer agent with respect to Cal Dive Common Stock and that there will be placed on the certificates (or in the case of shares issued in book-entry form, an appropriate notation of the records of Cal Dive’s transfer agent) for any Cal Dive Common Stock acquired by me in the Merger, or any substitutions therefore, a legend stating in substance:
     “The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 may apply. The shares represented by this certificate may only be transferred in compliance with the requirements of the Securities Act of 1933, including, without limitation, Rule 145 promulgated thereunder, or pursuant to an applicable exemption therefrom.”
          F. It is understood and agreed that the legend set forth in paragraph E above shall be removed by the delivery of substitute certificates (or change in notation on the records of Cal Dive’s transfer agent) without such legend if the undersigned shall have delivered to Cal Dive a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Cal Dive, to the effect that such legend is not required for purposes of the Securities Act.
          I understand that (a) Cal Dive will supply me with any information necessary to enable me to make routine sales of any Cal Dive Common Stock acquired by me in the Merger as may be permitted by and in accordance with the provisions of Rule 144 under the Securities Act or any similar rule of the Commission hereafter applicable, and (b) Cal Dive will comply with all requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), with respect to the filing by Cal Dive of annual, periodic and other reports on a timely basis in a manner sufficient to allow sales of any such Cal Dive Common Stock by me during the two year period following the Effective Time (as defined in the Merger Agreement) if such sales are otherwise permitted by law or regulation. Upon my written request, Cal Dive shall furnish me with a written statement representing that it has complied with the reporting requirements enumerated in Rule 144(c)(1), or if Cal Dive is not then subject to Section 13 or 15(d) of the Exchange Act, that it has made publicly available the information concerning Cal Dive required by Rule 144(c)(2).

Very truly yours,

By: Name:
Accepted this day of
, 2006

CAL DIVE	INTERNATIONAL, INC.

By Name: Title:

[MERGER	SUB]

By Name: Title:

REMINGTON	OIL AND GAS CORPORATION

By Name: Title: